United States securities and exchange commission logo





                     June 29, 2022

       Glenn Renzulli
       Chief Financial Officer
       Paya Holdings Inc.
       303 Perimeter Center North, Suite 600
       Atlanta, Georgia 30346

                                                        Re: Paya Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-39627

       Dear Mr. Renzulli:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Eric Bell, Chief
Accounting Officer